Exhibit 4.1

CONVERTIBLE PROMISSORY NOTE

GOODINTENT HOLDING LIMITED

$_____	December 17, 2009

FOR VALUE RECEIVED, GOODINTEND HOLDING LIMITED, a company organized under the laws of the British Virgin Islands (the “Maker”), with offices at c/o China Golf Group, Room 213, Tower Crest, 3 Maizidian West Road, Chaoyang District, Beijing China 100125, hereby promises to pay to _______ (the “Holder”), at _________ (or such other address as the Holder may designate), in lawful money of the United States of America in immediately available funds, the aggregate principal sum of _________ ($_________), on or before March 31, 2010 (the “Maturity Date”), by delivering written notice thereof to Maker; provided, however, that upon conversion of the principal due under this convertible promissory note (this “Note”) into shares of common stock of the Shell (the “Conversion Shares”) pursuant to Section 1 hereof, such conversion shall constitute the full discharge of this Note.  This Note has been executed and delivered pursuant to the Note Purchase Agreement dated as of December 17, 2009 (the "Purchase Agreement”) by and between the Maker and the Holder.  Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Purchase Agreement

1.           Conversion.

1.1           Automatic Conversion.  Upon the closing of the Share Exchange (the “Closing Date”), the entire outstanding principal amount of this Note shall automatically be converted into a number of fully paid and nonassessable shares of common stock of the Shell by dividing (i) the outstanding principal amount under the Note as of the Closing Date by (ii) $0.20 (the “Conversion Price”), subject to certain adjustments set forth herein.  The Maker shall cause the Shell to issue the Conversion Shares to the Holder upon the conversion of this Note pursuant to this Section 1.1.

1.2           Conversion Mechanics. Conversion shall be effected by Holder’s surrender and delivery of this Note to Maker at its principal place of business.  In the event of any such conversion, this Note shall be automatically canceled and shall cease to be outstanding for any purpose.

1.3           Adjustments for Stock Splits and Combinations.  If the Shell shall at any time or from time to time after the date hereof, effect a stock split of the outstanding shares of the Shell’s common stock, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased.  If the Share shall at any time or from time to time after the date hereof, combine the outstanding shares of the Shell’s common stock, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased.  Any adjustments under this Section 1.3 shall be effective at the close of business on the date the stock split or combination occurs.

1.4           Adjustment for Issuance of Additional Shares.  In the event that (i) the Maker shall at any time issue or sell any shares of the Maker’s capital stock or (ii) the Shell shall issue or sell any shares of the Shell’s common stock in a private placement transaction which occurs simultaneously with, or promptly following, the Share Exchange, each at a price per share less than the Conversion Price then in effect or without consideration, then the Conversion Price upon each such issuance shall be reduced to a price equal to the consideration per share paid for such shares.

1.5           Certain Issues Excepted.  Anything herein to the contrary notwithstanding, the Maker shall not be required to make any adjustment to the Conversion Price in connection with (i) securities issued in connection with bona fide strategic license agreements or other partnering arrangements, so long as such issuances are not made to an affiliate of, or related party to, the Company or made to any person for the purpose of raising capital or (ii) any warrants issued to a placement agent or its designees in connection with the Share Exchange.

2.           Events of Default; Acceleration.  If Maker fails to pay in full the principal amount outstanding on this Note on the Maturity Date (such event, an “Event of Default”), then to the extent permitted by law, the Maker shall pay interest to the Holder, payable on demand, on the outstanding principal balance of the Note from the date of the Event of Default until such Event of Default is cured or waived at the rate of the lesser of fifteen percent (15%) per annum and the maximum applicable legal rate per annum.

3.           Representations of the Holder.  The Holder hereby represents and warrants to Maker as follows:

3.1           Disclosure.  The Holder hereby confirms to Maker that it has been granted the opportunity to ask Maker questions concerning the issuance of this Note and the Conversion Shares and to obtain any additional information which it deems necessary to make an informed investment decision with respect to the Note and the Conversion Shares.

3.2           Accredited Investor.  The Holder is an “accredited investor” as such term is defined in Rule 501 of the U.S. Securities Act of 1933, as amended (the “Act”).  The Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its acquisition of this Note, and, upon conversion, if any, the Conversion Shares.

3.3           High Risk.  The Holder acknowledges that:

(a)           this Note and the Conversion Shares involve a high degree of risk, including the risk of loss of the Holder’s entire principal amount, and that this Note and the Conversion Shares are highly speculative investments;

(b)           the investment in this Note and the Conversion Shares is presently an illiquid investment and the Holder may be required to bear the economic risk of investment in this Note and the Conversion Shares for a substantial period of time;

(c)           there is no established market for either this Note or the Conversion Shares, and no assurance has been provided that any public market will develop; and

(d)           the Holder can bear the economic risk of an investment in this Note and the Conversion Shares.

3.4           Certain Representations.

(a)           The Holder is acquiring this Note and, upon conversion, if any, the Conversion Shares without being furnished any offering memorandum or prospectus, and the Holder has not been given any oral or other written representations or assurances by Maker or any representative of Maker in connection with the issuance by Maker of this Note to the Holder except for those representations contained herein.  The Holder acknowledges that no person has been authorized to give any information or make any representation other than as contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized by Maker or any person acting on its behalf.

(b)           The Holder is acquiring this Note and the Conversion Shares for investment purposes only, for its own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof in contravention of the Act or any U.S. state securities law, without prejudice, however, to the Holder’s right at all times to sell or otherwise dispose of all or any part of such securities pursuant to an effective registration statement under the Act and applicable U.S. state securities laws, or under an exemption from such registration available under the Act and other applicable U.S. state securities laws.

3.5           Restrictive Legend.  The Holder understands that the Conversion Shares may not be sold, transferred, encumbered or otherwise disposed of (any such action, a “Transfer”) without registration under the Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Conversion Shares or an available exemption from registration under the Act, the Conversion Shares must be held indefinitely.  In particular, the Holder is aware that the Conversion Shares may not be sold pursuant to Rule 144 promulgated under the Act unless all of the conditions of such rule are met.  Among the conditions for use of Rule 144 may be the availability of current information to the public about Maker or its successor.  Such information is not now available and Maker has no present plans to make such information available.  The Conversion Shares may not be Transferred unless, in connection with any such Transfer, the Holder first provides Maker with an opinion of counsel satisfactory to Maker to the effect that such Transfer will be exempt from the registration requirements of the Act and the registration or qualification requirements of any applicable U.S. state securities laws.

4.           Representations of Maker.

4.1           Organization and Authority.  Maker is a company duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has the requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted.  Maker has all requisite legal and corporate power and authority to execute and deliver this Note.

4.2           Binding Obligation.  This Note, when executed and delivered by Maker against receipt of the principal amount hereof, will constitute a valid and legally binding obligation of Maker, enforceable against Maker in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief, or other equitable remedies.

4.3           No Conflicts.  The execution and delivery of this Note by Maker will not result in a violation of Maker’s articles of association or memorandum of association or conflict with, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under any material agreement, indenture or instrument to which Maker is a party.  Except as required under the Act, Maker is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute and deliver this Note.

4.4           Capitalization.  As of the date hereof, 23,500 of the Company’s ordinary shares are issued and outstanding.

5.           Security.

5.1           To secure the Maker’s obligations under this Note, the Maker, on its own behalf and on behalf of each of its subsidiaries, hereby grants the Holder a security interest in all the Collateral (as defined below), and hereby agrees to take all action, and to cause its subsidiaries to take all action, requested by the Holder to perfect and to continue the perfection of the security interest so granted.

5.2           As used in this Note, the term “Collateral” means all golf club memberships that the Company or any of its subsidiaries shall pre-sell or sell following the date hereof, including corporate, individual and social memberships, with respect to any of the golf courses currently operated, or to be operated following the date hereof, by the Company or any of its subsidiaries.

5.3           The Maker hereby represents and warrants to the Holder that each of the Maker’s subsidiaries has authorized the Maker to act as its agent and representative pursuant to this Section 5.3.

6.           Registration Rights.  Following the Share Exchange, on the first occasion on which the Company shall file with the U.S. Securities and Exchange Commission a resale registration statement under the Act of any of its equity securities, the Company shall use its commercially reasonable efforts to cause the registration under the Act of all the Conversion Shares; provided, however, that the Company shall not be required to register any Conversion Shares pursuant to this Section 6 that are eligible for sale without restriction pursuant to Rule 144 promulgated under the Act.

7.           Notices.  All notices and other communications hereunder shall be in writing and shall be mailed by first-class mail, postage prepaid, addressed (i) if to the Holder, at the Holder’s address as set forth above, or at such other address as the Holder shall have furnished to Maker in writing, or (ii) if to Maker, at Maker’s address as set forth above, or at such other address as such Maker shall have furnished to the Holder in writing.  All notices shall be deemed to have been delivered five days after being deposited in the mail.

8.           Miscellaneous.  No modification, rescission, waiver, forbearance, release or amendment of any provision of this Note will be effective unless the same is in writing.  Any provision hereof which may prove unenforceable under any law shall not affect the validity of any other provision hereof.

9.           Governing Law.  This Note will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof.

[Signatures on next page.]

IN WITNESS WHEREOF, each of the undersigned has caused this note to be duly executed as of the date first above written.

GOODINTEND HOLDING LIMITED

By:_______________________________
     Name:
     Title:

Accepted and agreed,

HOLDER:

Name:

Signature: ___________________________

Address:

Social Security or Tax ID Number:

____________________________________